Exhibit 99.2

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES FOURTH QUARTER and fiscal year 2018 CONSOLIDATED FINANCIAL RESULTS

March 25, 2019 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced its consolidated financial results for the fourth quarter (“Q4”) and fiscal year ended December 31, 2018.

Fourth Quarter 2018 Summary

•	Revenue of $25.6 million, a 428.6% increase from $4.8 million in Q4 2017
•	Gross loss of $2.1 million, or (8.3)% of revenues, compared to a gross loss of $3.5 million, or (72.9)% of revenues, in Q4 2017
•	Adjusted gross profit, a non-GAAP measure, of $1.3 million, or 5.2% of revenues, compared to an adjusted gross loss of $0.8 million, or (16.8)% of revenues, in Q4 2017
•	Net loss attributable to SAExploration of $22.6 million, compared to a net loss attributable to SAExploration of $15.9 million in Q4 2017
•	Adjusted EBITDA, a non-GAAP measure, of $(8.0) million, compared to $(6.8) million in Q4 2017
•	Contracted backlog as of December 31, 2018 of $184.9 million, which does not include recently announced $60.0 million of new projects, and $570.7 million of bids outstanding as of the same date

Jeff Hastings, Chairman and CEO of SAE, commented, “This past year was a dichotomy of extremes. On one hand, we experienced our lowest level of revenue generation since before 2011 when SAE first expanded from South America into North America. On the other hand, we successfully identified and closed what will likely be some of the more meaningful strategic transactions this company will undertake. While we cannot control variables such as commodity prices or exploration activity, I am very proud of our ability to remain disciplined during a very difficult period. Specifically, I’m encouraged by our focus on positioning the company in the best possible way to capture meaningful value when the cycle turns. We believe the underlying fundamentals of our industry remain strong for the long-term. While our customers have spent the last few years adjusting their asset portfolios and investment strategies, we believe most of the major oil and gas companies that underpin our global markets have found a profitable formula at today’s commodity prices. The service we provide to the oil and gas industry is very important to minimizing risks, creating meaningful incremental value during cyclical periods where efficiency gains and cost reductions at the wellhead are ever more important.”

Mr. Hastings continued, “We are encouraged by certain signals pointing towards a return to growth in activity in certain markets. The ocean-bottom marine market continues to be a bright spot for the seismic industry. We are currently performing a large ocean-bottom marine project in India and a second in the Middle East. Additionally, we recently announced another ocean-bottom marine project in the Asia Pacific region. We expect to complete these projects during the middle part of this year. Additionally, we are

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optimistic that we will be successful in converting new ocean-bottom marine opportunities to signed contracts in the near future as the demand for ocean-bottom seismic remains robust globally. A silver lining from last year was the level of activity we experienced during the fourth quarter, which was relatively higher than what we typically see during this period, due to the Lower 48 operations we were able to build from the Geokinetics asset acquisition. Despite our Lower 48 crews encountering numerous weather delays, which negatively impacted our margins during the fourth quarter of 2018, we hope the somewhat steadier and more predictable activity levels in the Lower 48 will give us the ability to offset the more unpredictable and lumpy seasonal utilization levels from our international markets.”

Mr. Hastings concluded, “With a steadily improving backlog and a healthy bidding landscape, together with two full crews running on the North Slope as we speak, ocean-bottom marine crews in Asia and the Middle East, and an average of three to four crews targeting multiple unconventional-focused resource plays in the Lower 48, we expect meaningfully improved results during the first half of 2019 and improved visibility on the second half of the year as well. We also plan to continue to refine our integrated cost structure to maximize efficiencies from the Geokinetics asset acquisition. Part of this strategy may include selective asset sales while also combining high-utilization assets with compatible opportunities in our current backlog so that we achieve incremental value and cash flow from a reduction in rental costs. We believe the strategic steps we have taken with the asset acquisition and the related capital structure transactions, along with the continued support of our employees and key stakeholders, will allow us to achieve our goal of leveraging SAE’s outstanding operational record to become a market leader in seismic data acquisition and processing services worldwide.”

Fourth Quarter 2018 Results

SAE reported revenues of $25.6 million for the fourth quarter of 2018, a 70.6% increase from the third quarter of 2018 and a 428.6% increase from the fourth quarter of 2017.  The increase from both the third quarter of 2018 and the fourth quarter of 2017 was due to an increase in the number of projects in North America offset by fewer projects in Colombia.

SAE reported adjusted gross profit of $1.3 million for the fourth quarter of 2018 compared to adjusted gross loss of $1.1 million for the third quarter of 2018 and adjusted gross loss of $0.8 million for the fourth quarter of 2017.  Adjusted EBITDA was $(8.0) million for the fourth quarter of 2018 compared to $(8.9) million for the third quarter of 2018 and $(6.8) million for the fourth quarter of 2017.  Both adjusted gross profit and adjusted EBITDA in the fourth quarter of 2018 were negatively impacted by less favorable pricing when taking into account the fixed costs involved in SAE’s projects.  Adjusted gross profit (loss) and adjusted EBITDA are non–GAAP financial measures and are described in the attached tables under “Non–GAAP Measures.”

For the fourth quarter of 2018, SAE reported a net loss of $22.6 million, or $7.75 basic and diluted loss per share, compared to a net loss of $25.3 million, or $27.80 basic and diluted loss per share for the third quarter of 2018.  For the fourth quarter of 2017, SAE reported a net loss of $15.9 million, or $33.81 basic and diluted loss per share.

Capital expenditures for the fourth quarter of 2018 were $0.2 million compared to $0.3 million in the fourth quarter of 2017.  The low level of capital expenditures in both periods was primarily due to the continuation of unfavorable conditions in the oil and natural gas industry.

Fiscal Year 2018 Results

SAE reported revenues of $94.6 million for 2018, a 25.5% decrease from 2017.  The decrease from 2017 was due to fewer projects in South America, primarily Colombia, and no projects in West Africa, partially offset by more projects in North America, primarily in Canada and the Lower 48.

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SAE reported adjusted gross profit of $8.5 million for 2018 compared to adjusted gross profit of $33.8 million for 2017.  Adjusted EBITDA was $(18.5) million for 2018 compared to $11.0 million for 2017.  Both adjusted gross profit and adjusted EBITDA in 2018 were negatively impacted by less favorable pricing when taking into account the fixed costs involved in SAE’s projects.  Adjusted gross profit and adjusted EBITDA are non–GAAP financial measures and are described in the attached tables under “Non–GAAP Measures.”

For 2018, SAE reported a net loss of $82.7 million, or $102.25 basic and diluted loss per share, compared to a net loss of $38.8 million, or $86.90 basic and diluted loss per share for 2017.

As of December 31, 2018, cash and cash equivalents totaled $7.2 million, working capital was $2.8 million, total debt at face value, excluding net unamortized premiums or discounts, was $108.3 million, and total stockholders’ equity was $15.4 million.

Capital expenditures for the 2018 were $1.3 million compared to $2.7 million in 2017.  The low level of capital expenditures in both periods was primarily due to the continuation of unfavorable conditions in the oil and natural gas industry.

As of December 31, 2018, SAE’s backlog was $184.9 million, which does not include the recently announced $60.0 million of new projects in Alaska and the Asia Pacific region. On the same date, SAE’s bids outstanding totaled $570.7 million. Approximately 99% of the backlog is comprised of data acquisition projects and the remainder is comprised of data processing projects.  Additionally, approximately 48% of the data acquisition projects are located in North America, with the balance attributable to ocean-bottom marine projects in the Asia Pacific region and the Middle East.  SAE currently expects to complete substantially all of the projects in its backlog as of December 31, 2018 during 2019. The estimations of realization from SAE’s backlog can be impacted by a number of factors, however, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.

Investor Conference Call

SAE will host a conference call on Tuesday, March 26, 2019 at 10:00 a.m. Eastern Time to discuss its consolidated financial results for the fourth quarter and fiscal year ended December 31, 2018. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (toll). SAE will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.

To listen live via the company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the company’s website and can be accessed by visiting the Investors section of SAE’s website.

About SAExploration Holdings, Inc.

SAE is a full–service global provider of seismic data acquisition, logistical support, processing and integrated reservoir geosciences services throughout North America, South America, Asia Pacific and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of data processing and interpretation services utilizing its proprietary, patent-protected software, and also provides in-house logistical support services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation, and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. With its global headquarters in Houston, Texas, SAE supports its operations through a multi-

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national presence in the United States, United Kingdom, Canada, Peru, Colombia, Bolivia, Malaysia, Singapore, and Australia. For more information, please visit SAE’s website at www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward–Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward–looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Finance

(281) 258-4400

rabney@saexploration.com

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Revenue from services	$25,595	$4,842	$94,604	$127,022
Cost of services	24,265	5,654	86,065	93,229
Depreciation and amortization expense	3,444	2,718	11,111	11,725
Gross (loss) profit	(2,114)	(3,530)	(2,572)	22,068

Selling, general and administrative expenses	12,935	6,716	59,933	25,596

Operating loss	(15,049)	(10,246)	(62,505)	(3,528)

Other (expense) income, net:
Interest expense, net	(3,633)	(4,948)	(13,858)	(29,363)
Foreign exchange loss, net	(907)	(613)	(3,417)	(1,308)
Other (expense) income, net	(672)	19	(491)	(272)
Total other expense, net	(5,212)	(5,542)	(17,766)	(30,943)

Loss before income taxes	(20,261)	(15,788)	(80,271)	(34,471)

Income taxes	2,317	138	2,424	4,313

Net loss	(22,578)	(15,926)	(82,695)	(38,784)

Less: net income attributable to noncontrolling interest	1	–	905	1,972

Net loss attributable to SAExploration	$(22,579)	$(15,926)	$(83,600)	$(40,756)

Basic and diluted loss per common share	$(7.75)	$(33.81)	$(102.25)	$(86.90)

Weighted average common shares outstanding (basic and diluted)	2,915	471	1,336	469

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except number of shares)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$7,192	$3,613
Restricted cash	271	41
Accounts receivable, net	24,859	6,105
Deferred costs on contracts	3,717	1,780
Prepaid expenses and other current assets	2,813	6,722
Total current assets	38,852	18,261

Property and equipment, net of accumulated depreciation of $81,904 and $72,649, respectively	35,334	32,946
Goodwill	1,687	1,832
Intangible assets, net of accumulated amortization of $932 and $732, respectively	4,066	671
Long–term accounts receivable, net	52,804	78,102
Deferred income taxes	2,015	4,592
Other assets	2,715	5,534
Total assets	$137,473	$141,938

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$10,103	$4,551
Accrued liabilities	10,498	6,311
Income and other taxes payable	3,331	7,887
Current portion of long–term debt	7,837	995
Deferred revenue	4,298	1,477
Total current liabilities	36,067	21,221

Long–term debt, net	85,653	120,298
Other long–term liabilities	380	608

Commitments and contingencies

Stockholders’ equity:
Common stock, 3,100,496 and 471,177 shares outstanding, respectively	–	–
Additional paid-in capital	232,661	133,742
Accumulated deficit	(216,612)	(133,306)
Accumulated other comprehensive loss	(3,035)	(5,082)
Treasury stock, at cost, 111,245 and 1,901 shares outstanding, respectively	(1,866)	(113)
Total stockholders’ equity (deficit) attributable to SAExploration	11,148	(4,759)
Noncontrolling interest	4,225	4,570
Total stockholders’ equity (deficit)	15,373	(189)
Total liabilities and stockholders’ equity (deficit)	$137,473	$141,938

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Net loss	$(22,578)	$(15,926)	$(82,695)	$(38,784)
Other comprehensive income (loss):
Foreign currency translation adjustment	42	174	2,047	(260)
Comprehensive loss	(22,536)	(15,752)	(80,648)	(39,044)
Less: comprehensive income attributable to noncontrolling interest	1	–	905	1,972
Comprehensive loss attributable to SAExploration	$(22,537)	$(15,752)	$(81,553)	$(41,016)

REVENUE FROM SERVICES BY REGION

(In thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2018	%	2017	%	2018	%	2017	%
	(Unaudited)

North America	$21,472	83.9%	$4,445	91.8%	$66,467	70.3%	$54,963	43.3%
South America	232	0.9%	448	9.3%	23,324	24.7%	32,672	25.7%
Asia Pacific	3,891	15.2%	—	—	4,813	5.0%	4,266	3.4%
West Africa	—	—	(51)	-1.1%	—	—	35,121	27.6%
Total	$25,595	100.0%	$4,842	100.0%	$94,604	100.0%	$127,022	100.0%

Non–GAAP Measures

We define Adjusted EBITDA as net loss plus interest expense, income taxes, depreciation and amortization, provision for doubtful accounts, non–cash equity–based compensation, loss (gain) on disposal of property and equipment, foreign exchange loss (gain), (gain) on extinguishment of long-term debt, and certain non–recurring expenses.  Adjusted Gross Profit (Loss) is defined as gross (loss) profit plus depreciation and amortization expense related to cost of services.

Adjusted EBITDA is used by our management as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate Adjusted EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period–over–period changes in our operational cash flow performance.

Our management uses Adjusted Gross Profit (Loss) as a substantial financial measure to assess the cost management and performance of our projects.  Within the seismic data services industry, gross profit is presented both with and without depreciation and amortization expense on equipment used in operations and, therefore, we also use this measure to assess our performance over time in relation to other companies that own similar assets and calculate gross profit in the same manner.

Adjusted EBITDA and Adjusted Gross Profit (Loss) are not defined under GAAP, and we acknowledge that these are not measures of operating income, operating performance or liquidity presented in accordance with GAAP.  When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for any other measure

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of financial performance or liquidity presented in accordance with GAAP.  In addition, our calculations of Adjusted EBITDA and Adjusted Gross Profit (Loss) may not be comparable to EBITDA, gross (loss) profit or other similarly titled measures utilized by other companies since such other companies may not calculate EBITDA, gross (loss) profit or similarly titled measures in the same manner.  Further, the results presented by Adjusted EBITDA and Adjusted Gross Profit (Loss) cannot be achieved without incurring the costs that the measure excludes.

UNaudited Reconciliation of Net Loss to non-gaap Adjusted EBITDA

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net loss	$(22,578)	$(15,926)	$(82,695)	$(38,784)
Interest expense, net	3,633	4,948	13,858	29,363
Income taxes	2,317	138	2,424	4,313
Depreciation and amortization expense (1)	3,604	2,799	11,564	12,099
Provision for doubtful accounts	402	–	19,522	–
Non–cash equity–based compensation	1,016	276	10,131	1,925
Loss (gain) on disposal of property and equipment, net	623	(30)	308	(101)
Foreign exchange loss (gain), net (2)	907	613	3,417	1,308
Gain on extinguishment of long–term debt	–	–	(53)	–
Non–recurring expenses (3)(4)	2,035	363	3,009	832
Adjusted EBITDA	$(8,041)	$(6,819)	$(18,515)	$10,955

(1)

Additional depreciation and amortization expense not related to cost of services was $160 and $81 for the three months ended December 31, 2018 and 2017, respectively, and $453 and $374 for the fiscal years ended December 31, 2018 and 2017, respectively

(2)	Includes both realized and unrealized foreign exchange transactions
(3)	In 2018, consists of various non–operating expenses incurred at the corporate location.
(4)	In 2017, consists of severance payments incurred in Peru and Alaska and various non–operating expenses incurred at the corporate location

Unaudited Reconciliation of Gross (loss) Profit to non-gaap Adjusted Gross Profit (LOSS)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Gross (loss) profit as presented	$(2,114)	$(3,530)	$(2,572)	$22,068
Depreciation and amortization expense (1)	3,444	2,718	11,111	11,725
Adjusted gross profit (loss)	$1,330	$(812)	$8,539	$33,793

(1)	Depreciation and amortization on equipment used in operations

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